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                                                                     EXHIBIT 4.2

                      UNIVERSAL HEALTH REALTY INCOME TRUST

                     A Maryland Real Estate Investment Trust

      The Declaration of Trust of Universal Health Realty Income Trust, (the "Trust"), as filed with the Maryland State Department of Assessments and Taxation on August 5, 1986 (the "Declaration of Trust"), is amended as follows:

      1. Section 4.3 is amended to read in its entirety:

            "Limitation of Liability of Trustees, Officers, Employees and Agents to the Trust and to Shareholders for Acts and Omissions. No Trustee or officer, employee or agent of the Trust shall have any greater duties than those established by this Declaration or, in cases as to which such duties are not so established, than those of the directors, officers, employees and agents of a Maryland business corporation in effect from time to time. Subject to the provisions of Section 4.4 hereof, to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no trustee or officer of this Trust shall be personally liable to the Trust or its shareholders for money damages. No amendment of this Declaration or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to trustees and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal;"

      2. Section 4.5 is amended to read in its entirety:

            "Indemnification and Reimbursement of Trustees, Officers, Employees and Agents. The Trust shall indemnify (A) its Trustees and officers, whether serving the Trust or at its request, any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law; (B) each Affiliated Trustee and any Affiliates (as defined in Section 4.6 hereof) of such Affiliated Trustee to such extent as shall be authorized by the Board of Trustees or the Trust's By-Laws and be permitted by law; and (C) other employees and agents to such extent as shall be authorized by the Board of Trustees of the Trust's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Trustees may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Trust or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal;" and

      3. The first clause of the first sentence of Section 4.6 is amended to read as follows:

      "For the purposes of Sections 4.4 and 4.5 hereof,"

      These amendments do not affect the total number of shares of beneficial interest authorized or issued by the Trust. These amendments were authorized by the Board of Trustees of the Trust, acting by written consent as of April 13, 1993, and by a majority of the shareholders on June 15, 1993.

      IN WITNESS WHEREOF, the amendment has been executed and delivered this 15th day of June, 1993 by the undersigned Trustees, each of whom acknowledges, under penalty of perjury, that this document is such Trustee's free act and deed, and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.


                                                  BY THE TRUSTEES:

                                                  /s/ Daniel Cain
                                                  ----------------------------
                                                  Daniel Cain


                                                  /s/ Peter Linneman, Ph.D
                                                  ----------------------------
                                                  Peter Linneman, Ph.D


                                                  /s/ Alan B. Miller
                                                  ----------------------------
                                                  Alan B. Miller


                                                  /s/ Sidney Miller
                                                  ----------------------------
                                                  Sidney Miller


                                                  /s/ Myles H. Tanenbaum
                                                  ----------------------------
                                                  Myles H. Tanenbaum